Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 23, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Pre-Effective Amendment No. 1.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 4, 2016